Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
THIRD QUARTER FINANCIAL RESULTS
Redeployment of Two Data Acquisition Crews Drives
A 32% Increase in EBITDA and 17% Rise in Revenues
MIDLAND, Texas, August 4, 2010/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $61,178,000 for the quarter ending June 30, 2010, the Company’s third quarter of fiscal 2010, compared to $52,319,000 for the same quarter in fiscal 2009, an increase of 17 percent. Net loss for the third quarter of fiscal 2010 was $1,019,000 compared to net loss of $1,626,000 in the same quarter of fiscal 2009. Loss per share for the third quarter of fiscal 2010 was $0.13 compared to loss per share of $0.21 for the third quarter of fiscal 2009. EBITDA for the third quarter of fiscal 2010 increased 32% to $5,591,000 from $4,245,000 in the same quarter of fiscal 2009.
Third Quarter Highlights
•	EBITDA increases 32% to $5,591,000

•	Revenues rise 17% to $61,178,000

•	Company completes redeployment of two seismic data acquisition crews in the second quarter and a third seismic data acquisition crew at the end of the third quarter

•	New contracts awarded in the Haynesville area of East Texas and the Eagle Ford area in South Texas

•	Increased demand for services leads to improved utilization rates

•	Debt-free Balance Sheet with $85,000,000 in working capital
The revenue increase in the third quarter of fiscal 2010 compared to the same quarter of fiscal 2009 was primarily the result of the previously announced redeployment of two seismic data acquisition crews during the second quarter of this fiscal year and higher utilization of existing crews. Revenues in the quarter continued to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The higher level of these charges during the third quarter was driven by the increased demand levels for the Company’s services in areas with limited access. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “Increased demand for our services, the additional two crews and higher utilization rates on existing crews during our third quarter resulted in improved financial performance compared to our preceding four quarters despite wet conditions during May and June. With the redeployment of the two seismic data acquisition crews in January and a third crew in June, we currently operate twelve crews. In addition, our channel count requirement continues to rise as our clients’ needs for wide azimuth, high resolution surveys in the shale basins increases. The increased channel count provides our clients with higher resolution images and further improves their ability to exploit hydrocarbon reservoirs. Our channel count is in excess of 120,000 with an increased deployment of channels currently operating.”
Jumper continued, “We continue to experience steady demand for our services, especially in targeted oil and natural gas producing basins including the Marcellus Shale, Barnett Shale, Fayetteville Shale, Eagle Ford Shale, Haynesville Shale, Bakken Shale, the Niobrara Shale and the Permian Basin. In recent months, we have been awarded new projects of various sizes in all of these producing basins, including several large projects in the Haynesville area of East Texas and Eagle Ford area of South Texas, by both large and small exploration and production companies. We believe our current order book reflects its highest level of commitments since the fall of 2008 and is sufficient to maintain operations of twelve crews into calendar 2011. While we remain in a competitive pricing environment, given the strength of our order book, we believe we are in a position to continue to mitigate short-term utilization rate issues and take advantage of increased crew efficiencies and productivity.”
“We are maintaining our focus on proprietary seismic surveys for our clients, which include exploration and production companies of all sizes and providers of multi-client data libraries, tailored to cost-effectively identify and exploit hydrocarbon reservoirs. Financially, our emphasis on this strategy allows us to maintain our strong, debt-free balance sheet.”
The Company’s Board of Directors approved a $20,000,000 capital budget for fiscal 2010. Total capital expenditures for the fiscal year to date are $16,890,000, including the purchase of the 2,000 stations of OYO GSR four channel three-component recording equipment reported in the first quarter and the purchase of additional ARAM and I/O RSR channels at the end of the second quarter. The balance of the $20,000,000 fiscal 2010 capital budget will be used for maintenance capital requirements and the purchase of additional geophones.
Jumper concluded, “While market conditions are still challenging, we believe we are positioned to capture the upside of the seismic market. We now have twelve crews fully deployed throughout every major oil and natural gas basin in the continental United States. Utilization rates continue to improve, demand for our services remains steady, and we maintain a very solid balance sheet with approximately $85,000,000 of working capital, no debt and a $20,000,000 undrawn revolver available. In addition, we continue to cultivate and nurture valuable client relationships. We have retained all of our key technical and operational people which should allow us to capitalize on the opportunities beginning to emerge in 2010 and beyond.”
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;
•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and
•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating revenues	$61,178,000	$52,319,000	$146,093,000	$197,160,000
Operating costs:
Operating expenses	54,098,000	46,374,000	133,245,000	151,126,000
General and administrative	1,635,000	1,761,000	5,281,000	6,324,000
Depreciation	7,016,000	6,521,000	20,188,000	19,651,000

	62,749,000	54,656,000	158,714,000	177,101,000

(Loss) Income from operations	(1,571,000)	(2,337,000)	(12,621,000)	20,059,000
Other income (expense):
Interest income	20,000	73,000	78,000	213,000
Other income (expense)	126,000	(12,000)	223,000	298,000

(Loss) Income before income tax	(1,425,000)	(2,276,000)	(12,320,000)	20,570,000

Income tax benefit (expense)	406,000	650,000	4,379,000	(8,292,000)

Net (loss) income	$(1,019,000)	$(1,626,000)	$(7,941,000)	$12,278,000

Net (loss) income per common share	$(0.13)	$(0.21)	$(1.02)	$1.57

Net (loss) income per common share-assuming dilution	$(0.13)	$(0.21)	$(1.02)	$1.57

Weighted average equivalent common shares outstanding	7,779,256	7,810,592	7,776,740	7,802,186

Weighted average equivalent common shares outstanding-assuming dilution	7,779,256	7,810,592	7,776,740	7,839,324

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	June 30,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,207,000	$36,792,000
Short-term investments	20,056,000	25,267,000
Accounts receivable, net of allowance for doubtful accounts of $639,000 in June 2010 and $533,000 in September 2009	52,877,000	40,106,000
Prepaid expenses and other assets	8,183,000	7,819,000
Current deferred tax asset	1,062,000	1,694,000

Total current assets	109,385,000	111,678,000

Property, plant and equipment	245,862,000	240,820,000
Less accumulated depreciation	(124,091,000)	(115,341,000)

Net property, plant and equipment	121,771,000	125,479,000

Total assets	$231,156,000	$237,157,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,958,000	$6,966,000
Accrued liabilities:
Payroll costs and other taxes	1,951,000	2,720,000
Other	8,993,000	10,600,000
Deferred revenue	—	2,230,000

Total current liabilities	23,902,000	22,516,000

Deferred tax liability	16,006,000	16,262,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,817,756 and 7,822,994 shares issued and outstanding in each period	2,606,000	2,608,000
Additional paid-in capital	90,000,000	89,220,000
Other comprehensive income, net of tax	50,000	18,000
Retained earnings	98,592,000	106,533,000

Total stockholders’ equity	191,248,000	198,379,000

Total liabilities and stockholders’ equity	$231,156,000	$237,157,000

Reconciliation of EBITDA to Net (Loss) Income

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net (loss) income	$(1,019)	$(1,626)	$(7,941)	$12,278
Depreciation	7,016	6,521	20,188	19,651
Income tax (benefit) expense	(406)	(650)	(4,379)	8,292

EBITDA	$5,591	$4,245	$7,868	$40,221

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended
	June 30,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$1,472	$42,508
Changes in working capital items and other	7,748	193
Non-cash adjustments to income	(1,352)	(2,480)

EBITDA	$7,868	$40,221